Exhibit 99.1

1001 Louisiana St., Suite 2900 Houston, TX 77002 NYSE: SPN (713) 654-2200

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (713) 654-2200;

Robert Taylor, CFO or Greg Rosenstein, EVP of Corporate Development, (504) 587-7374

Superior Energy Services, Inc. Announces Fourth Quarter 2013 Results

Houston – February 25, 2014 – Superior Energy Services, Inc. (NYSE: SPN) today announced that non-GAAP adjusted net income for the fourth quarter of 2013 – which excludes from net income the specific charges described below – was $48.3 million, or $0.30 per diluted share. Including all of these specific after-tax charges totaling $361.8 million, or $2.27 per diluted share, the Company recorded a net loss of $313.5 million, or $1.97 per share, on revenue of $1,128.0 million. This compares with net income of $76.3 million, or $0.48 per diluted share, on revenue of $1,178.2 million for the fourth quarter of 2012.

The specific charges incurred during the fourth quarter of 2013 that are excluded from adjusted net income were as follows:

•	A non-cash, pre-tax charge of $419.4 million ($342.4 million after-tax) primarily attributable to a reduction in the value of assets and goodwill impairment in the Subsea and Technical Solutions segment and the diminished value of assets in Latin America, including the write down of assets in Venezuela due to the Company’s exit from this non-core market.

•	A pre-tax charge of $23.6 million ($15.6 million after-tax) due to increases to the estimated total cost of an ongoing specialized platform decommissioning project in the Gulf of Mexico accounted for using the percentage-of-completion method.

•	A pre-tax restructuring charge of $5.6 million ($3.7 million after-tax) primarily related to cost savings initiatives in certain U.S. land markets from which the Company anticipates annualized savings of approximately $20 million to $30 million.

The Company estimates that weather-related disruptions in the U.S. land market further adversely impacted adjusted earnings per diluted share by $0.02 for the fourth quarter of 2013. The charges and adverse impacts during the fourth quarter of 2013 were partially offset by an income tax benefit of approximately $4.0 million, excluding the impact of the reduction in value of assets, resulting from a lower-than-anticipated effective income tax rate.

During the fourth quarter of 2013, the Company repurchased and retired 427,000 shares of its common stock for a total purchase price of $10.6 million (average price of $24.82) pursuant to the Company’s $400 million share repurchase program.

The Company intends to pursue strategic alternatives for its Asia Pacific-based subsea construction business. In addition, at the conclusion of the ongoing specialized platform decommissioning project, the Company intends to no longer participate in the Gulf of Mexico structural decommissioning market. A significant portion of the specific charges were related to these businesses. These strategic changes will not impact the Company’s Gulf of Mexico plug and abandonment business, a core service since the Company’s founding.

David Dunlap, President and CEO of the Company, commented, “From an operational standpoint, our adjusted earnings were about what we expected despite U.S. weather disruptions, which impacted several of our completion and production-related services. Partially offsetting the weather-related disruptions was better-than-anticipated sequential growth in the Gulf of Mexico in our Drilling Products and Services segment, in certain international market areas in our Production Services segment, and in our Onshore Completions and Workover Services segment’s fluids management U.S. land business.

“Product-line portfolio optimization and critical evaluation of expansion strategies are ongoing efforts. We believe that this approach will produce more predictable results, enhanced returns and improved resource allocation and focus.

“We’ve pursued a subsea well intervention strategy for several years, which has included participation in the subsea construction business. To date, we have not advanced the strategy as expected and have decided to seek strategic alternatives with our subsea construction business.

“The Gulf of Mexico structural decommissioning business, which produced very good results for most of the ten years that the Company has offered the service, is now saturated with competitors and has not produced positive results in recent years. In addition, the international market has not developed as anticipated. The Company retains the specialized expertise to manage a large downed structure project, but will discontinue participating in the routine end-of-life decommissioning business.

“We believe that these two strategic decisions will not adversely impact our income from continuing operations in 2014.

“2013 certainly has been challenging. While 2013 earnings did not meet our expectations, we did achieve several notable financial goals that we outlined at the beginning of the year, including strong free cash flow generation, repayment of debt, share repurchases and announcement of a dividend. In addition, we are confident that our core strategies for growth are demonstrating good progress as we are positioned to take advantage of anticipated U.S. activity growth.”

For the year ended December 31, 2013, the Company’s loss from continuing operations was $111.4 million, or $0.70 per diluted share, on revenue of $4,611.8 million as compared with income from continuing operations of $383.1 million, or $2.54 per diluted share, on revenue of $4,568.1 million for the year ended December 31, 2012.

Excluding the specific charges described above, the Company had non-GAAP adjusted net income from continuing operations of $250.4 million, or $1.57 per diluted share, for the year ended December 31, 2013.

Fourth Quarter 2013 Geographic Breakdown

U.S. land revenue was approximately $673.1 million in the fourth quarter of 2013, as compared with $730.2 million in the fourth quarter of 2012 and $718.2 million in the third quarter of 2013. Gulf of Mexico revenue was approximately $237.9 million, as compared with $212.7 million in the fourth quarter of 2012 and $241.8 million in the third quarter of 2013. International revenue was approximately $217.0 million, as compared with $235.2 million in the fourth quarter of 2012 and $228.6 million in the third quarter of 2013

Drilling Products and Services Segment

Drilling Products and Services segment revenue in the fourth quarter of 2013 was $223.6 million, a 16% increase from fourth quarter 2012 revenue of $192.7 million and a 4% increase from third quarter 2013 revenue of $215.5 million.

The primary factor driving the higher sequential revenue in this segment was an 18% increase in Gulf of Mexico revenue to $91.4 million due to increased rentals of premium drill pipe and specialty rentals. International revenue was flat sequentially at $64.9 million while U.S. land revenue in this segment declined 8% sequentially to $67.3 million due to a decrease in rentals of premium drill pipe and bottom hole assemblies. International revenue in the fourth quarter of 2013 was approximately 34% higher than the fourth quarter of 2012 driven primarily by geographic expansion and growth in demand for premium drill pipe and bottom hole assemblies.

Onshore Completion and Workover Services Segment

Onshore Completion and Workover Services segment revenue in the fourth quarter of 2013 was $374.5 million, a 10% decrease from fourth quarter 2012 revenue of $417.7 million, and a 6% decrease from third quarter 2013 revenue of $398.0 million. All of the revenue in this segment is generated in U.S. land market areas.

On a sequential basis, lower pressure pumping and well services rig revenue in this segment was partially offset by higher revenue in fluid management due to increased volumes hauled and increased water heating-related activity. Pressure pumping revenue was lower due to weather and job mix.

Production Services Segment

Production Services segment revenue in the fourth quarter of 2013 was $349.3 million, a 5% decrease from fourth quarter 2012 revenue of $369.3 million and a 3% decrease from third quarter 2013 revenue of $359.7 million.

U.S. land revenue in this segment decreased 5% sequentially to $214.2 million, primarily due to decreased demand for coiled tubing, hydraulic snubbing and pressure pumping. International revenue in this segment increased 6% sequentially to $87.3 million primarily due to increased snubbing, cased hole wireline and well testing in Argentina, and remedial pumping in Brazil. Gulf of Mexico revenue in this segment was 9% lower sequentially at $47.8 million primarily due to seasonal and weather-related factors which resulted in lower activity for wireline and pressure control tools.

Subsea and Technical Solutions Segment

Subsea and Technical Solutions segment revenue in the fourth quarter of 2013 was $180.6 million, a 9% decrease from fourth quarter 2012 revenue of $198.5 million and a 16% decrease from third quarter 2013 revenue of $215.4 million.

International revenue in this segment decreased 21% sequentially to $64.9 million due to activity declines in subsea construction. Gulf of Mexico revenue in this segment decreased 12% sequentially to $98.7 million primarily due to fewer well control projects and lower completion tools demand. U.S. land revenue in this segment decreased 23% sequentially to $17.0 million primarily related to decreases in well control services and completion tools.

Conference Call Information

The Company will host a conference call at 9 a.m. Eastern Time on Wednesday, February 26, 2014. The call can be accessed from the Company’s website at www.superiorenergy.com, or by telephone at 480-629-9645. For those who cannot listen to the live call, a telephonic replay will be available through March 12, 2014 and may be accessed by calling 303-590-3030 and using the access code 4665286#. An archive of the webcast will be available after the call for a period of 60 days on the Company’s website at www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name drilling products and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers.

Statements in this press release other than statement of historical facts, including statements regarding our estimates, expectations, beliefs, targets, goals, plans, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, targets, goals, plans, intentions, projections and strategies reflected in or suggested by the forward-looking statements. Among the factors that could cause actual results to differ materially are risks inherent in acquiring businesses, including the ability to successfully integrate acquired businesses into the Company’s legacy operations and the costs incurred in doing so; the effect of regulatory programs and environmental matters on our performance, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services; risks associated with business growth outpacing the capabilities of the Company’s infrastructure and workforce; risks associated with the uncertainty of macroeconomic and business conditions worldwide; the cyclical nature and volatility of the oil and gas industry, including the level of exploration, production and development activity and the volatility of oil and gas prices; changes in competitive factors affecting our operations; political, economic and other risks and uncertainties associated with international operations; the lingering impact on exploration and production activities in the U.S. coastal waters following the Deepwater Horizon incident; the impact that unfavorable or unusual weather conditions could have on the Company’s operations; the potential shortage of skilled workers; the Company’s dependence on certain customers; the risks inherent in long-term fixed-price contracts; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; and other material factors that are described in detail in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as subsequently updated by the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which the Company’s forward-looking statements are based are likely to change after such forward-looking statements are made, including for example the market prices of oil and natural gas and regulations affecting oil and gas operations, which the Company cannot control or anticipate. Further, the Company may make changes to its business plans that could or will affect its results. The Company undertakes no obligation to update any of its forward-looking statements and the Company does not intend to update its forward-looking statements more frequently than quarterly, notwithstanding any changes in its assumptions, changes in its business plans, its actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2013 and 2012

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenues	$1,128,017	$1,178,247	$4,611,824	$4,568,068

Cost of services (exclusive of items shown separately below)	734,428	722,814	2,901,850	2,689,473
Depreciation, depletion, amortization and accretion	163,301	143,009	625,928	509,281
General and administrative expenses	168,842	165,794	633,877	662,792
Reduction in value of assets	419,380	—	419,380	—

Income (loss) from operations	(357,934)	146,630	30,789	706,522

Other income (expense):
Interest expense, net	(25,461)	(26,320)	(106,954)	(117,682)
Interest income	431	758	2,978	3,170
Other income	424	4	2,486	853
Loss on early extinguishment of debt	—	—	(884)	(2,294)
Losses from equity-method investments, net	—	—	—	(287)
Gain on sale of equity method investment	—	—	—	17,880

Income (loss) from continuing operations before income taxes	(382,540)	121,072	(71,585)	608,162

Income taxes	(69,001)	44,797	39,833	225,020

Net income (loss) from continuing operations	(313,539)	76,275	(111,418)	383,142

Loss from discontinued operations, net of income tax	—	—	—	(17,207)

Net income (loss)	$(313,539)	$76,275	$(111,418)	$365,935

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$(1.97)	$0.49	$(0.70)	$2.57
Loss from discontinued operations	—	—	—	(0.12)

Net income (loss)	$(1.97)	$0.49	$(0.70)	$2.45

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$(1.97)	$0.48	$(0.70)	$2.54
Loss from discontinued operations	—	—	—	(0.12)

Net income (loss) from continuing operations	$(1.97)	$0.48	$(0.70)	$2.42

Weighted average common shares used in computing earnings (loss) per share:
Basic	159,228	157,266	159,206	149,288

Diluted	159,228	158,709	159,206	151,106

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

(in thousands)

	12/31/2013	12/31/2012
	(Unaudited)	(Audited)

ASSETS

Current assets:
Cash and cash equivalents	$196,047	$91,199
Accounts receivable, net	937,195	1,027,218
Deferred income taxes	8,785	34,120
Income taxes receivable	5,532	—
Prepaid expenses	70,421	93,190
Inventory and other current assets	258,449	214,630

Total current assets	1,476,429	1,460,357

Property, plant and equipment, net	3,002,194	3,255,220
Goodwill	2,458,109	2,532,065
Notes receivable	23,708	44,838
Intangible and other long-term assets, net	450,867	510,406

Total assets	$7,411,307	$7,802,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$216,029	$252,363
Accrued expenses	376,049	346,490
Income taxes payable	—	153,212
Current portion of decommissioning liabilities	27,322	—
Current maturities of long-term debt	20,000	20,000

Total current liabilities	639,400	772,065

Deferred income taxes	736,080	745,144
Decommissioning liabilities	56,197	93,053
Long-term debt, net	1,646,535	1,814,500
Other long-term liabilities	201,651	147,045

Total stockholders’ equity	4,131,444	4,231,079

Total liabilities and stockholders’ equity	$7,411,307	$7,802,886

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED DECEMBER 31, 2013, SEPTEMBER 30, 2013, AND DECEMBER 31, 2012

(unaudited)

(in thousands)

	Three months ended,
Revenue	December 31, 2013	September 30, 2013	December 31, 2012
Drilling Products and Services	$223,591	$215,522	$192,677
Onshore Completion and Workover Services	374,489	398,016	417,738
Production Services	349,370	359,722	369,341
Subsea and Technical Solutions	180,567	215,355	198,491

Total Revenues	$1,128,017	$1,188,615	$1,178,247

Gross Profit (1)	December 31, 2013	September 30, 2013	December 31, 2012
Drilling Products and Services	$152,963	$141,648	$127,834
Onshore Completion and Workover Services	110,467	122,340	144,626
Production Services	94,391	108,147	120,228
Subsea and Technical Solutions	35,768	68,428	62,745

Total Gross Profit	$393,589	$440,563	$455,433

Income (Loss) from Operations (As Reported)	December 31, 2013	September 30, 2013	December 31, 2012
Drilling Products and Services	$66,736	$62,242	$57,424
Onshore Completion and Workover Services	(3,071)	33,458	46,904
Production Services	(28,901)	15,707	32,015
Subsea and Technical Solutions	(392,698)	13,246	10,287

Total Income (Loss) from Operations	$(357,934)	$124,653	$146,630

Income from Operations (as Adjusted)	December 31, 2013 (2)	September 30, 2013	December 31, 2012
Drilling Products and Services	$69,028	$62,242	$57,424
Onshore Completion and Workover Services	14,391	33,458	46,904
Production Services	4,078	15,707	32,015
Subsea and Technical Solutions	3,147	13,246	10,287

Total Income from Operations	$90,644	$124,653	$146,630

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.
(2)	See “Items Included in Income from Operations by Segment” table in “Reconciliation of Non-GAAP Information to GAAP Information” section for a list of specific charges excluded from Income (Loss) from Operations by segment.

RECONCILIATION OF NON-GAAP INFORMATION TO GAAP INFORMATION

($ in thousands)

We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company has provided non-GAAP adjusted net income and non-GAAP adjusted earnings per share because those items are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses adjusted net income and adjusted diluted earnings per share to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted amounts are not measures of financial performance under GAAP.

A reconciliation of net income, the GAAP measure most directly comparable to non-GAAP adjusted earnings and non-GAAP adjusted earnings per share, is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.

RECONCILIATION OF AS REPORTED INCOME FROM CONTINUING OPERATIONS TO

ADJUSTED INCOME FROM CONTINUING OPERATIONS

	Three Months Ended		Three Months Ended
	December 31, 2013		December 31, 2012
	Value	Per Share	Value	Per Share
As reported net income (loss) from continuing operations	($313,539)	($1.97)	$76,275	$0.48
Reduction in value of assets	342,444	$2.15	—	$0.00
Percentage of completion project charge	15,647	$0.10	—	$0.00
Restructuring charge	3,711	$0.02	—	$0.00

Adjusted net income from continuing operations	$48,263	$0.30	$76,275	$0.48

As reported diluted weighted average common shares outstanding	159,228		158,709

As reported net income (loss) from continuing operations, per diluted share	($1.97)		$0.48
Adjusted net income from continuing operations, per diluted share	$0.30		$0.48

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012
	Value	Per Share	Value	Per Share
As reported net income (loss) from continuing operations	($111,418)	($0.70)	$383,142	$2.54
Reduction in value of assets	342,444	$2.15	—	$0.00
Percentage of completion project charge	15,647	$0.10	—	$0.00
Restructuring charge	3,711	$0.02	—	$0.00

Adjusted net income from continuing operations	$250,384	$1.57	$383,142	$2.54

As reported diluted weighted average common shares outstanding	159,206		151,106

As reported net income (loss) from continuing operations, per diluted share	($0.70)		$2.54
Adjusted net income from continuing operations, per diluted share	$1.57		$2.54

ITEMS INCLUDED IN INCOME FROM OPERATIONS BY SEGMENT

	Three Months Ended
	December 31, 2013	September 30, 2013	December 31, 2012
Drilling Products and Services
Reduction in value of assets	(2,292)	—	—
Onshore Completion and Workover Services
Reduction in value of assets	(16,975)	—	—
Restructuring charges	(487)	—	—
Production Services
Reduction in value of assets	(28,568)	—	—
Restructuring charges	(4,411)	—	—
Subsea and Technical Services
Reduction in value of assets	(371,545)	—	—
Percentage of completion project charge	(23,600)	—	—
Restructuring charge	(700)		—